EXHIBIT 10.4







April 16, 2002



Joe Middleton
Levi Strauss & Co.
Avenue Arnaud Fraiteur 15-23
1050 Brussels
Belgium

Dear Joe,

Levi Strauss & Co. is offering you loan of $1,000,000 USD. This loan is subject to the following terms:

o   Interest  Rate:  0%.

o Repayment: This loan of $1,000,000 is due and payable, in full, by the 28th February, 2005.

o Termination Prior to Repayment: Should you terminate or be terminated from the Company, for any reason, before you have repaid this loan, you are still responsible for full repayment. If there are funds in any final payment(s) due you, whatever nature of those payments, you agree that the full amount will be automatically deducted from your final payment(s). However, should the final payment(s) be insufficient to offset the total amount due, you will be responsible for issuing a personal check to the Company for any remaining amount based on the following conditions:
    -  Voluntary Termination: The  Company  must receive repayment within thirty
       (30) days of your termination date.
    -  Involuntary Termination: The Company must receive repayment within ninety
       (90) days of your termination date.

o Taxation: You will be liable for taxes (imputed income) on the notional interest annually applicable to this loan (based on a 7% annual percentage rate). LS&CO. will reimburse any taxes you pay due to interest income related to this loan.

o Payment Instructions: You will provide payment instructions to include currency of payment and bank account. If the payment is to be in a currency other than dollars, the payment will be made in the selected currency on the agreed date at the rate then available in the foreign exchange market. We will provide you a confirmation of the market exchange rate obtained by us for the transaction. The payment will be made on the date mutually agreed between you and the Company.

Mr. Middleton
April 16, 2002
Page 2 of 2






o Governing Law: The terms of this Agreement will be governed by the laws of the State of California.

o Amendment: This letter may be amended or modified only by an instrument in writing which expressly refers to this letter and which is signed by both you and the Company.

o Waiver: No waiver of any of these provisions and conditions of this letter or granting any consent shall be valid unless in writing and signed by the party against whom enforcement of that waiver or consent is sought.

By signing below, you agree to all of the above terms and conditions and agree to repay, as provided and described herein, the loan.



_____________________________                           Dated: _________________
Joe Middleton



_____________________________                           Dated: _________________
Fred D. Paulenich
Senior Vice President, Worldwide Human Resources